Joint Venture Agreement

This Joint Venture Agreement (“Agreement”) is entered into this 12th day of March, 2019 (the “Effective Date”), by and between Orgenesis, Inc., incorporated in Nevada, USA, 20271 Goldenrod Lane, Germantown, MD 20876, USA (“Orgenesis”) and First Choice International Company, Inc., incorporated in Delaware, USA, 625 N. Flagler Drive, Ste. 600, West Palm Beach, FL 33401 (“First Choice”). Orgenesis and First Choice may each be referred to herein as a “Party,” and collectively as the “Parties.”

WHEREAS, Orgenesis is engaged, inter alia, in the development and commercialization of cell regeneration and gene therapeutic products, including, without limitation, as described on Exhibit A attached hereto (“Orgenesis Products”) and is the owner of or holds the rights to related know how and other intellectual property, including, without limitation, as set forth in Exhibit B (“Orgenesis Background IP”);

WHEREAS, First Choice is engaged, inter alia, in life sciences and biotechnology investment and has been working in support of advancement of regeneration and gene therapeutics;

WHEREAS, First Choice wishes to collaborate with Orgenesis in clinical development and commercialization of the Orgenesis Products beginning in the Country of Panama and the Parties will agree to certain additional development and commercialization countries in Latin America in a writing to form Exhibit C of this Agreement (“Territory”); and Orgenesis wishes to collaborate with First Choice in clinical development and commercialization of the Orgenesis products to be offered within the Territory by First Choice and First Choice intends to introduce its own products, (“First Choice Products”) which will be offered for sale by Orgenesis globally outside of the Territory; and

WHEREAS, the Parties wish to set forth the terms for the collaboration between the Parties providing Services through a joint venture;

NOW THEREFORE, the Parties hereby agree as follows:

1.	PURPOSE AND OBJECT OF THE JV

1.1.

The Parties agree to form the Joint Venture (the “JV”), subject to the terms and conditions of this Agreement, for the clinical development and commercialization of the Orgenesis Products within the Territory and for the clinical development and commercialization of the First Choice Products, which will be offered for sale by Orgenesis globally outside of the Territory (“Project”).

1.2.	The JV shall be established for the exclusive purpose carrying out the Project.

1.3.

Nothing in this Agreement shall be considered as a limitation of the powers or rights of any of the Parties to carry on its independent business for its sole benefit in addition to the Project, except that the Parties undertake to use commercially reasonable efforts to safeguard and further their common interests in relation to the Project.

1.4.	The Parties may carry out their obligations under this Agreement, in whole or in part, through Affiliate(s).

For the purpose of this Agreement the term “Affiliate” shall mean any entity which directly or indirectly controls, is controlled by or is under common control of a Party to this Agreement; the term “control” as used herein shall mean the possession of the power to direct or cause the direction of the management and the policies of an entity, whether through the ownership of a majority of the outstanding voting rights or by contract or otherwise.

2.	PARTICIPATION SHARES AND ROLES; FINANCING

2.1.

The JV shall be carried out through a company to be established by the Parties (“JV Entity”). Initially, the JV Entity shall be 100% owned by First Choice. Until such JV Entity is established, all activities in the Territory will be carried out through First Choice. First Choice commits to transfer all activities, and results, data, information, material, IP, know-how, contracts, licenses, authorizations, permissions, grants, obligations and assets related to such activities to the JV Entity upon Orgenesis’ request.

	2.2.	The relative shareholdings of each Party in the JV Entity will be based on the following participating interests of each Party (each a “Participating Interest”):

Orgenesis - 50%
First Choice - 50%

2.3.

First Choice herby agrees that, upon Orgenesis’ request that an Affiliate and/or any other partner of Orgenesis (an “Orgenesis Designated Third Party”) shall have the right to join as a partner in the JV or shareholder in the JV Entity (as applicable), in which case the Orgenesis Designated Third Party shall be entitled to a portion of or the entirety of Orgenesis’ Participating Interest as shall be agreed between Orgenesis and such Orgenesis Designated Third Party, subject to such Orgenesis Designated Third Party agreeing to be subject to the applicable terms and conditions of this Agreement, mutatis mutandis.

2.4.

Orgenesis hereby agrees that upon First Choice’s request that an Affiliate and/or any other partner of First Choice (a “First Choice Designated Third Party”) shall have the right to join as a partner in the JV or shareholder in the JV Entity (as applicable), in which case the First Choice Designated Third Party shall be entitled to a portion of or the entirety of First Choice’s Participating Interest as shall be agreed between First Choice and such First Choice Designated Third Party, subject to such First Choice Designated Third Party agreeing to be subject to the applicable terms and conditions of this Agreement, mutatis mutandis.

2.5.

To establish the JV Entity, First Choice shall prepare, for Orgenesis’ review, comment, approval and signature, appropriate formation documents and shareholder rights agreements (collectively, the “JV Entity Agreements”). At minimum, the JV Entity Agreements shall include the following terms and conditions:

2.5.1.	After formation of the JV Entity, no new JV Entity shares will be issued without each Party’s prior written consent;

2.5.2.	Neither Party shall sell its shares in the JV Entity without the other Party’s prior written consent, other than as provided in Sections 2.3 and 2.4.

Each of Orgenesis and First Choice shall endeavor to provide to the JV Entity up to USD $5,000,000 for an aggregate total value of USD $10,000,000 in funding within three (3) years from the date of this Joint Venture Agreement to be used to complete all Development (as defined below) activities until Development Completion (as defined below), including without limitation, all regulatory and management expenses for the development of the Orgenesis Products and First Choice Products in the Territory. Funding may be provided in part in the form of convertible loans, in-kind contributions, including Intellectual Property (“IP”), and services related to advancement of the JV.

In order to compensate First Choice for the work that it has completed in advancement of this JV to date, upon execution of this Agreement by the Parties, Orgenesis shall immediately and irrevocably (i) wire Fifty Thousand United States Dollars (USD $50,000) of One Hundred Thousand United States Dollars (USD $100,000) (the “Cash Fee”) to First Choice and (ii) issue to First Choice 375,000 shares of Orgenesis common stock (the “Shares”). Thirty (30) days following signing, Orgenesis shall immediately and irrevocably wire the Fifty Thousand United States Dollars (USD $50,000) balance of the Cash Fee. The Cash Fee and Shares are deemed and agreed to be a commencement incentive and consideration now due and owing for First Choice entering into this Agreement. Orgenesis acknowledges that First Choice has foregone other opportunities to enter into this Agreement (including preliminary research, diligence and infrastructure set up for Orgenesis’ account) and that Orgenesis therefore derives immediate benefit as a result of these actions taken by First Choice hereunder.

Upon the six (6) month anniversary of this Agreement, Orgenesis will issue to First Choice an additional 150,000 shares of Orgenesis common stock (the “Additional Shares”), which will have no impact on the relative Participating Interests as set forth in Section 2.2 above and are further negotiated consideration for First Choice entering into this Agreement.

Each of Orgenesis and First Choice shall provide strategic guidance and Orgenesis shall provide hospital (management) services to the JV Entity, among other services to be set forth in the Work Plan, and as shall be set forth in a Master Services Agreement to be negotiated in good faith and entered into by the Parties. For the purposes of this Agreement, “Development” shall mean clinical and regulatory activities, including, without limitation, pre-clinical and clinical trials (“Clinical Trials”), as required for obtaining all required regulatory approval(s) and/or reimbursement approval for commercialization of the Orgenesis Products in the Territory or First Choice Products globally outside the Territory (as applicable).

For the purposes of this Agreement, Development shall be considered to be successfully completed upon receipt of all applicable approvals and/or permits required under applicable laws, regulations, standards and guidelines for the marketing and sale of the Orgenesis Products within the Territory or the First Choice Products globally (as applicable), subject to Orgenesis’ written confirmation of such completion (which such confirmation will not be unreasonably withheld) (the “Development Completion”).

2.6.

First Choice will cause the JV Entity to maintain an accounting records of all expenses incurred by the JV Entity, and of all financing provided to the JV, and will provide the Steering Committee (as defined below) and Orgenesis with a quarterly report detailing the use of such financing and shall further provide Steering Committee and Orgenesis full access to any and all records.

2.7.

At the request of either Party, the Parties shall discuss between them in good faith the terms upon which the requesting Party may convert its Participating Interests in the JV Entity into streaming royalties based on the JV Entity’s revenues.

2.8.	Each Party shall have full information and access rights in respect to the JV and the JV Entity.

2.9.

Prior to and as a condition to the JV Entity being sold (the “Exit”) to a third-party acquirer (the “Acquirer”), First Choice and Orgenesis shall agree on the financial terms of such Exit and the compensation due to Orgenesis and First Choice upon such event.

JV Entity and/or Acquirer (as applicable) shall negotiate in good faith the engagement of Orgenesis and/or its designated Affiliates as their exclusive external manufacturer and supplier of their entire requirements for units of the First Choice Products; as well as the Orgenesis Products in the Territory, for the purpose of carrying out Development activities and/or commercialization activities.

JV Entity and/or Acquirer (as applicable) shall negotiate in good faith the engagement of First Choice and/or its designated Affiliates as their exclusive service provider for the purpose of carrying out clinical and regulatory Development activities and/or commercialization activities in respect of the Project.

3.	ADDITIONAL INVESTMENT; CALL OPTION

3.1.

Each Party shall have the right to invest in the JV Entity (which such investment(s) may also be in the form of a convertible loan) (the “Additional Investment”), (a) if required by the Steering Committee, including the Chairman, in order to maintain the activity of the JV Entity, or (b) to maintain such Party’s then Participating Interest percentage in any future financing round. The terms of such Additional Investment shall be negotiated in good faith and shall be mutually agreed to by the Parties.

3.2.

At the request of Orgenesis, the Parties shall discuss between them in good faith the terms upon which Orgenesis may convert its Participating Interests in the JV Entity into streaming royalties based on JV Entity’s revenues (in addition to royalties to be paid to Orgenesis under Section 6.3 below).

3.3.

At any time subject to the Trigger Event (as defined below), Orgenesis shall have the option, but not the obligation, exercisable at its sole discretion and subject to all rules and regulations to which it is then subject, including without limitation, the rules of any U.S. national securities exchange (“Call Option”), to require First Choice and/or the Orgenesis Designated Third Party (if applicable) to transfer to Orgenesis the entirety of each such Party’s equity interest in the JV Entity for the Consideration (as defined below) specified below (“Sale Transaction”). The exercise of the Call Option shall be upon written notice by Orgenesis and shall be subject further to an appropriate exemption from the registration requirements under U.S. securities laws. The number of shares of common stock of Orgenesis issuable to each of First Choice and/or the Orgenesis Designated Third Party (if applicable) as consideration in such Sale Transaction (the “Consideration”) shall be determined by dividing the agreed upon valuation of the JV Entity and/or the Orgenesis Designated Third Party (if applicable) immediately prior to the closing of the Sale Transaction by the weighted average price of Orgenesis’ common stock during the three (3) trading day preceding the closing of the Sale Transaction. The legal form of Sale Transaction shall be determined by Orgenesis, and may include, inter alia, a share purchase transaction, an asset purchase transaction or a merger and be evidenced by legally binding agreement reflecting mutually agreeable terms and representations appropriate for transactions of this type. Additionally, the Sale Transaction shall close within sixty (60) days of the giving of notice by Orgenesis or Orgenesis shall be required to reinitiate the Call Option under this Section 3.3.

The JV Entity’s valuation will be defined as the higher of the following: (i) the latest Additional Investment round valuation as defined in Section 3.1 above; or (ii) an amount equal to two (2) times the revenues of the JV Entity (if applicable); or (iii) an amount equal to four (4) times the EBIDA of the JV Entity.

The “Trigger Event” shall mean the continued quotation of the common stock of Orgenesis, Inc. on a U.S National Exchange.

4.	WORK PLAN; DEVELOPMENT AND COMMERCIALIZATION

4.1.

Within sixty (60) days following the Effective Date, each of Orgenesis and First Choice shall prepare and submit to the approval of the “Steering Committee” (as defined below), a detailed work plan for carrying out the Development, which shall include, inter alia, a description of the respective tasks to be carried out by each of the Parties, the timetable for carrying out such tasks and an estimated budget (collectively, the “Work Plan”).

	4.2.	Any change to the Work Plan shall be approved in advance by the Steering Committee (as defined below).

4.3.

Each Party shall exert its best commercial efforts to carry out its respective tasks in a timely and professional manner in accordance with the Work Plan and shall work together in concert to co-develop the Orgenesis Products and First Choice Products, as applicable, under the Work Plan.

4.4.

Notwithstanding anything to the contrary that may be inferred by any provision of this Agreement, no Party shall have the authority or right, nor shall any Party hold itself out as having the authority or right to assume, create or undertake any obligation of any kind whatsoever, expressed or implied, on behalf or in the name of the other Party and/or of the JV Entity unless otherwise agreed by the Parties in writing, and/or as set forth in this Agreement and/or under any of the JV Entity Agreements.

4.5.

The Development shall be conducted in accordance with and subject to the Work Plan as shall be approved by the Steering Committee. Any deviation from the Work Plan will require the prior written approval of Orgenesis, which such approval shall not be unreasonably withheld.

4.6.

The Clinical Trials and any approvals required for conducting such Clinical Trials shall be performed and/or obtained (as applicable) in accordance with and subject to the then applicable protocol and the Work Plan and all applicable laws, regulations and standards including, without limitation, the requirements of the laws and relevant regulatory authorities of the applicable country within the Territory.

4.7.

Any decision and/or any action to be made, conducted and/or taken (as applicable) with respect to the Development, including, without limitation, (i) each stage of the Clinical Trials defined in the then applicable protocol; (ii) the choice of clinicians and facilities for the performance of the Clinical Trials, and (iii) any deviation from the pre-approved pre-clinical and/or clinical testing procedures shall be subject to and require the prior written approval of Orgenesis, which such approval shall not be unreasonably withheld. Without limiting the foregoing, Orgenesis, through any of its authorized representatives, shall be entitled to be present and have required access to be present at all stages of the Clinical Trials and to examine and inspect the facilities required for performance of the Clinical Trials and/or Development, and all data and work product associated with the Clinical Trials and/or the pre-marketing development.

4.8.

First Choice shall ensure that the JV Entity is informed, immediately upon it becoming aware of the occurrence of any abnormal and/or adverse event or any other substantial development relating to and/or resulting from the performance of the Clinical Trials and/or which is inconsistent with the Work Plan and/or the clinical testing procedures approved by Orgenesis and/or which may have a material impact on the success or failure of the Clinical Trials.

5.	STEERING COMMITTEE

	5.1.	The Parties shall set up a steering committee for the management of the JV, which shall also serve as the Board of Directors of the JV Entity (“Steering Committee”).

5.2.

The Steering Committee shall be composed of a total of five (5) members: Each Party shall have the right to appoint and replace two (2) members, which shall be fully authorized by such Party to act and decide on its behalf and one (1) member shall be an independent industry expert to be appointed and replaced by mutual agreement of the Parties. Each Party shall be entitled to replace its members after informing the other Party in writing. Each Party will appoint by written notice to the other Parties the said members. The members shall be appointed by the Parties prior to the first Steering Committee meeting.

5.3.	All decisions shall be taken by the majority of the members of the Steering Committee.

5.4.

The Parties shall be deemed to have delegated to the members of the Steering Committee full authority to represent and bind the Parties in regard to all of their respective responsibilities regarding the JV Entity and/or the Project.

5.5.	The Steering Committee, as the supreme and highest decision-making body of the JV, shall take all major decisions on any matter concerning the performance of the Project.

5.6.

As a general rule, the Steering Committee shall meet (in person and/or via phone or video conference) at least once in every two (2) months, unless agreed otherwise. Any Party who wishes to summon a Steering Committee meeting, shall give the other members of the Steering Committee at least five (5) business day’s prior written notice of such meeting. Such notice shall set the date, time, place and agenda of the meeting and shall be accompanied by the relevant data and documents to be approved in such meeting.

5.7.

At the meeting of the Steering Committee other representatives of the Parties and/or their legal counsel may be present without a voting right, so that information is more complete and taking resolutions is more constructive, provided their attendance is communicated in advance or reasonable.

5.8.	Unless Agreed otherwise by the Parties, one member appointed by Orgenesis shall serve as chairman of the Steering Committee (“Chairman”).

5.9.	Each member of the Steering Committee has one (1) vote.

5.10.

The resolutions of the Steering Committee shall be recorded in minutes and will be sent (by email) to all members of the Steering Committee within one (1) week following the meeting. Such minutes shall be deemed to have been approved by the Steering Committee if no objections are raised within a period of fourteen (14) calendar days after receipt thereof.

5.11.

In urgent cases, a unanimous decision of the Steering Committee may also be reached by e-mail and on the occasion of the following Steering Committee meeting such decision shall be ratified and included in the minutes;

5.12.	The members of the Steering Committee will not receive any remuneration, except as may otherwise be agreed in writing by the Parties.

5.13.	If the JV Entity is consolidated into another entity, then the new Board of Directors will be according to the shareholders’ holding ratio.

6.	OWNERSHIP AND LICENSES

	6.1.	As between the Parties, Orgenesis is and shall remain the exclusive owner of all Orgenesis Background IP, and of any improvements thereon, modification thereto and/or derivatives thereof.

6.2.

During the Term (as defined below), Orgenesis shall, subject to the fulfillment of First Choice’s obligations under this Agreement as determined in Orgenesis’ reasonable discretion, grant to the JV Entity an exclusive, royalty-bearing, sublicensable right and license to certain of the Orgenesis Background IP to develop and commercialize the Orgenesis Products within the Territory during the Term (the “Orgenesis License”), subject to and in accordance with the terms of the a separate license agreement to be signed between Orgenesis and the JV Entity (“Orgenesis License Agreement”) (although such Orgenesis License may initially signed by Orgenesis and First Choice and then later assigned by the Parties to the JV Entity). Such Orgenesis License Agreement will contain, among other matters, minimum sales requirements in order to maintain the Orgenesis License according to the proposed business plan to be agreed between the Parties, quality and reporting standards and other standard rights, and obligations and representations and warranties which are common in licensing agreements for international biotech licensing agreements.

6.3.

In consideration of the rights and the Orgenesis License to be granted to the JV Entity (or initially to First Choice, as applicable) during the Term under the Orgenesis License Agreement, Orgenesis shall receive royalty in an amount of fifteen percent (15%) of the net sales generated by the JV Entity (or initially to First Choice, as applicable) and/or its sublicensees (as applicable) with respect to the Orgenesis Products, as to be more fully stipulated and set forth under the Orgenesis License Agreement.

6.4.

During the Term, First Choice shall, subject to the fulfillment of Orgenesis’ obligations under this Agreement, grant to the JV Entity an exclusive, royalty-bearing, sublicensable right and license to any and all know how and other intellectual property relating to the First Choice Products owned or controlled by First Choice (“First Choice Background IP”) as required to develop and commercialize the First Choice Products during the Term (the “First Choice License”), subject to and in accordance with the terms of a separate license agreement to be signed between First Choice and the JV Entity (“First Choice License Agreement”). Such First Choice License Agreement will contain, among other matters, minimum sales requirements in order to maintain the First Choice License according to the proposed business plan to be agreed between the Parties, quality and reporting standards and other standard rights, and obligations and representations and warranties that are usual and customary in international biotech licensing agreements.

6.5.

In consideration of the rights and the First Choice License to be granted to the JV Entity during the Term under the First Choice License Agreement, First Choice shall receive royalty in an amount of fifteen percent (15%) of the net sales generated by the JV Entity and/or its sublicensees (as applicable) with respect to the First Choice Products, as to be more fully stipulated and set forth under the First Choice License Agreement.

6.6.

Additionally, and for separate consideration, First Choice shall be granted a limited, non-exclusive license to certain rights relating to the Human Papilloma Virus (“HPV),” which shall be negotiated in good faith and specified in a writing between Orgenesis and First Choice. These rights may be assigned by First Choice by written notice to Orgenesis, which will not unreasonably withhold consent.

6.7.

Any and all new inventions, discoveries, data rights, information, know how, new-uses, compounds, formulas, processes, manufacturing protocols, clinical results, methods, techniques, products, treatments, materials, and any other intellectual property which is generated, conceived, developed and/or reduced to practice by and/or on behalf of the JV Entity and/or any of its sublicensees (as applicable), alone or together with others, subject to Section 6.1, resulting from the performance of the Project, (collectively “Project IP”) shall be owned by the JV Entity.

6.8.

As part of and as a condition to the Orgenesis License Agreement, the JV Entity will grant Orgenesis and its Affiliates a non-exclusive, worldwide (other than in the Territory), sublicensable royalty free and fully-paid up license, to make use of the Project IP for any and all lawful purposes (outside of the Territory), including without limitation, for their respective worldwide operations, without any charge to Orgenesis or any of its Affiliates.

7.	REPRESENTATIONS; DISCLAIMERS

7.1.

Each Party hereby represents and warrants that it has the requisite power and authority to enter into and carry out the terms of this Agreement and that its performance under this Agreement will not conflict with any other obligation it may have to any other party.

7.2.

Each Party represents and warrants that it is permitted to grant to the JV Entity the rights and licenses herein under its respective IP as provided herein (i.e., the Orgenesis Background IP and the First Choice Background IP).

7.3.

THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS OR WARRANTIES OR WARRANTY PERIODS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE WITH RESPECT TO THE ORGENESIS BACKGROUND IP. THE ORGENESIS BACKGROUND IP IS PROVIDED "AS-IS" AND "AS AVAILABLE". ORGENESIS SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES REGARDING THE ORGENESIS BACKGROUND IP AND/OR ORGENESIS PRODUCTS, INCLUDING WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR ANY SIMILAR LAWS THAT MAY EXIST IN ANY JURISDICTION FROM TIME TO TIME.

8.	INDEMNIFICATION

8.1.

Each Party (“Indemnifying Party”) agrees to indemnify, defend and hold harmless the other Party, and its respective officers, directors, shareholders, employees, accountants, attorneys, agents, Affiliates, subsidiaries, successors and assigns (“Indemnified Party”) from and against any and all third party claims, damages, liabilities, costs and out of pocket expenses, including reasonable legal fees and expenses (collectively “Losses”), arising out of any third party claim resulting from: (i) any breach of any express warranty, representation, covenant or obligation made by the Indemnifying Party in this Agreement; and/or (ii) the negligence or willful misconduct of the Indemnifying Party, except to the extent that such Losses arise from: (a) any breach of any express warranty, representation, covenant or obligation made by any of the Indemnified Parties in this Agreement; and/or (b) the negligence or willful misconduct of any of Indemnified Parties.

8.2.	The foregoing indemnity is conditioned upon (i) prompt written notice by the Indemnified Party to the Indemnifying Party of any claim, action or demand for which indemnity is claimed, provided that the failure to provide such notice shall not relieve the Indemnifying Party form its indemnification obligations, except if the Indemnifying Party was prejudiced by such failure; (ii) the opportunity to take control over the defense and settlement thereof by the Indemnifying Party; (iii) the Indemnified Party's right to be represented by separate counsel at its own expense, provided that if the Indemnifying Party fails to assume the defense or settle of any claim giving rise to the indemnification obligation within a relabeled period, the Indemnified Party shall have the right to defend the claim using counsel of its choice at the expense of the Indemnifying Party and (iii) such reasonable cooperation by the indemnified party in the defense as the indemnifying party may request. Neither Party shall, without the prior written consent of the other Party, settle, compromise or consent to the entry of any judgment with respect to any pending or threatened claim, such consent not to be unreasonably withheld or delayed. The indemnification provided for under this Section 8 shall remain subject to the limitation of liability described in Section 9 below.

9.	LIMITATIONS OF LIABILITY

9.1.

EXCEPT FOR A BREACH OF SECTION 11 BELOW [CONFIDENTIALITY; OWNERSHIP] OR ANY LABILITY WITH RESPECT TO HUMAN INJURY AND/OR DEATH, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM PERFORMANCE UNDER OR FAILURE OF PERFORMANCE OF ANY PROVISION OF THIS AGREEMENT (INCLUDING SUCH DAMAGES INCURRED BY THIRD PARTIES), SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS.

9.2.

WITHOUT DEROGATING FROM THE FORGOING, IN NO EVENT SHALL ORGENESIS BE LIABLE FOR ANY ACTIONS OR CLAIMS OR THE LIKE BY FIRST CHOICE, THE JV ENTITY AND/OR ANY THIRD PARTY THAT THE ORGENESIS BACKGROUND IP AND/OR THE PROJECT IP RESULTS OR MAY RESULT IN ANY INFRINGEMENT, DEPRAVATION, MISAPPROPRIATION AND/OR VIOLATING OF THE INTELLECTUAL PROPERTY OR OTHER RIGHTS OF ANY PERSON OR ENTITY AND VICE-VERSA.

10.	TERM AND TERMINATION

	10.1.	This Agreement shall enter into effect on the Effective Date and shall remain in effect thereafter until terminated pursuant to this Section 10 (the “Term”).

	10.2.	This Agreement may be terminated as follows:

10.2.1.	by written agreement by both Parties;

10.2.2.

by either Party upon written notice to another Party (with immediate effect), In the event of insolvency, bankruptcy, or voluntary dissolution of the other Party during the Term or in the event of a Party’s assignment of its assets for the benefit of creditors, and the Parties hereto shall have the rights as provided by applicable law;

10.2.3.

by either Party upon written notice to the other Party (with immediate effect), in the event of a force majeure event, including, but not limited to, delay or failure in performance of this Agreement the other Party due to unforeseeable acts of God, acts of governments, wars, riots, strikes, accidents in transportation, or other causes beyond the reasonable control or foresight of the other Party that continues for longer than ninety (90) days;

10.2.4.

by either Party upon written notice to the other Party (with immediate effect), in the event that such other Party has committed a material breach of any of the terms and conditions of this Agreement or has materially defaulted in the performance of any of its obligations under this Agreement, (provided that the non-breaching/non-defaulting Party has first given the other Party written notice of the grounds supporting the material breach or default and the breaching/defaulting Party has not cured the material breach or default within thirty (30) days of receipt of such notice) without derogating from non-other legal and equitable remedies available to the breaching/non-defaulting Party as provided by law, equity and/or this Agreement; or

10.2.5.

by Orgenesis upon written notice to First Choice upon the occurrence of one or more of the following: (i) Clinical Trials are not carried out in accordance with the Work Plan; or (ii) the Development Completion is not achieved according to the Work Plan, which such occurrence shall be confirmed by the Steering Committee.

10.3.

Sections 2.7, 2.9, 3, 5, 6, 7, 8, 9, 10.3 through 10.6, 11, 12, 13 and14 hereof shall survive the expiration or termination of this Agreement for any reason and shall remain in full force and effect thereafter.

10.4.

Upon termination of this Agreement, (i) JV Entity’s rights and licenses with respect to Orgenesis Background IP under this Agreement and under any related license agreement shall terminate and shall revert back to Orgenesis, (ii) JV Entity’s rights and licenses with respect to First Choice Background IP under this Agreement and under any related license agreement shall terminate and shall revert back to First Choice, and (iii) in the event that the Parties elect to dissolve the JV Entity, then the license granted to Orgenesis with respect to the Project IP, as set forth under Section 6.8 above, shall terminate, and the Project IP shall become to be owned by the Parties in equal shares (i.e., 50-50) with a right of Orgenesis to license the Project IP held by First Choice on terms (including payment terms) to be set forth in Orgenesis License Agreement.

10.5.

Termination of this Agreement shall not relieve either Party of any liability which accrued hereunder prior to the effective date of such termination, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation. The remedies provided under this Agreement are cumulative and are not exclusive of other remedies available to a Party in law or equity.

10.6.

Upon and notwithstanding the termination of this Agreement for any reason, Orgenesis shall have the right to exercise the Call Option under Section 3, regardless of whether or not the “Trigger Event” has already occurred at such time.

11.	CONFIDENTIALITY

11.1.

Under this Agreement, Orgenesis may disclose or reveal to First Choice and/or the Orgenesis Designated Third Party and/or the JV Entity and/or any other entity mentioned in this Agreement and/or their respective Affiliates, Orgenesis’ confidential or proprietary information (“Confidential Information”). All Orgenesis Background IP and any improvements and discoveries shall be part of the Confidential Information of Orgenesis. First Choice shall take all steps and shall ensure that the JV Entity shall take all steps necessary to hold such Confidential Information of Orgenesis in strict confidence and secrecy and will not and shall ensure that the JV Entity will not use or disclose, transfer and/or publish such Confidential Information of Orgenesis in any manner or for any purposes not expressly contemplated by this Agreement. First Choice shall not disclose and shall cause the JV Entity not to disclose any Confidential Information except to its employees who have a need to know such Confidential Information for the purposes of this Agreement and who are subject to written agreements containing non- disclosure and non-use obligations no less restrictive than those set forth herein.

11.2.

Upon Orgenesis’ request, at any time, all or any requested portion of Orgenesis’ Confidential Information (including, but not limited to, tangible and electronic copies, notes, summaries or extracts of any such information) will be promptly returned to Orgenesis or, if so directed by of Orgenesis, destroyed, and First Choice and/or the JV Entity (as applicable) will provide Orgenesis with written certification stating that such Confidential Information has been returned or destroyed, as applicable.

11.3.

Each of the Parties will, and will cause its Affiliates and representatives to, maintain in strict confidentiality this document and any transactions contemplated hereunder, the terms set forth herein and any discussions between the Parties in such respect except for any mention in any applications to official authorities for regulatory approval, or in the fulfillment of any duty owed to any competent authority (including a duty to make regulatory filings and/or reports and/or reporting under the requirements of any securities exchange).

11.4.

The Parties shall consult and coordinate with each other respecting the timing and content of any publicity, press or news releases or other public announcements regarding this Agreement and the transactions contemplated hereby and neither Party shall use the name of the other for marketing, advertising or promotional purposes without the prior written consent of the other Party, all except for any mention in any applications to official authorities for regulatory approval, or in the fulfillment of any duty owed to any competent authority (including a duty to make regulatory filings and/or reports and/or reporting under the requirements of any securities exchange) or, in the case of the Orgenesis, in the presentation of activities to its potential investors business partners and/or collaborators.

11.5.

Without derogating from any of the forgoing, First Choice specifically acknowledges and agrees that Orgenesis is a publicly traded company and that in the course of disclosure, First Choice may receive certain material non-public information (financial, commercial or other). First Choice is aware that the United States securities laws impose restrictions on trading in securities when in possession of such information. First Choice further acknowledges and agrees that using such information and utilizing it to its benefit may cause Orgenesis to be in violation of the applicable securities laws. First Choice agrees that neither it nor anyone acting on its behalf, shall, directly or indirectly, utilize such information in a way which may be considered ‘inside trading’ or in any way which may be considered prohibited, restricted misappropriate or otherwise in violation of the applicable securities laws. Orgenesis shall not share any non-public information with First Choice unless it identifies the information as such and first give First Choice and opportunity to refuse acceptance of such information.

12.	GOVERNING LAW; JURISDICTION

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rule. The state and federal courts located in Palm Beach County, Florida shall have exclusive jurisdiction over any dispute, controversy or claim arising out of or relating to this Agreement, including the validity, invalidity, breach or termination thereof, and the parties hereby submit to the personal jurisdiction of such courts. The application of the 1980 UN Convention on Contracts for The International Sale of Goods to any transaction hereunder is hereby expressly excluded.

13.	RULING LANGUAGE

The ruling language of this Agreement and the JV is English. To the extent practicable with third Parties, English shall be the language used for all purposes in connection with the JV and this Agreement.

14.	MISCELLANEOUS

14.1.

This Agreement shall not be assigned by either Party to any third party without the written consent of the other Party which consent shall not be unreasonably withheld; except that either Party may assign this Agreement, without such consent upon written notice to the other Party, to: (i) an Affiliate of such Party, or (ii) an entity that acquires all or substantially all of its business or assets to which this Agreement pertains, whether by merger, reorganization, acquisition, sale or otherwise. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

14.2.

This Agreement (including the exhibits hereto) sets forth the entire agreement and understanding between the Parties relative to the subject matter contained herein and supersedes all other agreements, oral and written, heretofore made between the Parties. Only a writing signed by the Parties may amend this Agreement or any exhibits. Such Amendment shall become binding as of the date indicated in the amendment or the date last signed by the authorized representatives of both Parties, if not otherwise provided for. If any one or more of the terms of this Agreement shall for any reason be held to be invalid or unenforceable, such term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law. Any determination of the invalidity or unenforceability of any provision of the Agreement shall not affect the remaining provisions hereof unless the business purpose of this Agreement is substantially frustrated thereby.

14.3.

Except as otherwise provided in this Agreement, all notices permitted or required by this Agreement shall be in writing and shall be deemed to have been duly served (i) upon personal delivery (ii) upon electronic e-mail transmission (receipt of which has been confirmed by the recipient) or (iii) three (3) business days after deposit, postage prepaid, return receipt requested, if sent by overnight international courier service and addressed to the Parties as set forth below or in accordance with such other address information as the Party to receive notice may provide in writing to the other Party in accordance with the above notice provisions. Any notice given by any other method will be deemed to have been duly served upon receipt thereof:

To Orgenesis at:

Orgenesis, Inc.
at 20271 Goldenrod Lane, Germantown, MD 20876
Email (to be designated)

With Copy to (which shall not constitute a notice):
Mark Cohen, Adv.
Pearl Cohen Zedek Latzer Baratz LLP
1500 Broadway,
New York, New York 10036
USA
Email: MCohen@PearlCohen.com

To First Choice at:

First Choice International Company, Inc.
625 N. Flagler Drive, Ste. 600, West Palm Beach, FL 33401 Email (to be designated)

14.4.

Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in drafting this Agreement. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

14.5.

No waiver by any party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such Party’s rights under any other provision of this Agreement. The failure or delay of a party to claim the performance of an obligation of another party shall not be deemed a waiver of the performance of such obligation or of any future obligations of a similar nature.

14.6.	The Parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

14.7.

It is hereby agreed and declared between the parties that they shall act in all respects relating to this Agreement (except to the extent relating to the JV Entity) as independent contractors and there neither is nor shall there be any employer- employee or principal-agent relationship between the Parties. Each party will be responsible for payment of all salaries and taxes and social welfare benefits and any other payments of any kind in respect of its own employees and officers, regardless of the location of the performance of their duties, or the source of the directions for the performance thereof.

14.8.

This Agreement may be executed in any number of counterparts (including counterparts transmitted by facsimile and by electronic mail), each of which shall be deemed an original, but all of which taken together shall be deemed to constitute one and the same instrument.

[signature page immediately follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Orgenesis, Inc.	**First Choice International Company, Inc.**
Signature	Signature
Name (Print)	Name (Print)
Title	Title

Exhibit A: Orgenesis Products
Exhibit B: Orgenesis Background IP
Exhibit C: Territory

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Orgenesis, Inc.	**First Choice International Company, Inc.**
Signature	Signature
Name (Print)	Name (Print)
Title	Title

Exhibit A: Orgenesis Products
Exhibit B: Orgenesis Background IP
Exhibit C: Territory